UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 19, 2014

Date of Report (Date of earliest event reported)

SANMINA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On December 19, 2014, Sanmina Corporation (the “Company”) entered into an amendment (the “Amendment”) of the Loan Agreement (the “Loan Agreement”) between the Company and MUFG Union Bank, N.A. (formerly known as Union Bank, N.A. (the “Bank”)) dated July 19, 2012. The Loan Agreement provides for a $40.0 million term loan secured by the Company’s real property comprising its headquarters campus in San Jose, California. The Amendment extends the maturity date of the loan from July 19, 2015 until December 19, 2017. At the Company’s request and upon approval of the Bank, such maturity date may be extended up to two times for a period of one year for each extension. Principal, together with accrued and unpaid interest, is due on the maturity date. The Company has the right to prepay loans under the Loan Agreement in whole or in part at any time without penalty. Amounts prepaid may not be reborrowed.

The Amendment also provides for a reduction in the interest rate charged for the loan made under the Loan Agreement from the London interbank offered rate (“LIBOR”) plus 2.50% to LIBOR plus 1.75%. In the case of prime rate loans made under the Loan Agreement, the interest rate is reduced from the Bank’s prime rate plus 1.50% to the Bank’s prime rate plus 0.75%.

Finally, as amended, the Loan Agreement requires the Company comply with a consolidated fixed charge coverage ratio, determined in accordance with the Loan Agreement, of at least 1.25 to 1.00 in the event of a credit ratings agency downgrade of the Company or certain trigger periods relating to liquidity under the Company’s existing revolving credit facility occur and continue.

Except as amended by the Amendment, all other terms and conditions of the Loan Agreement continue in full force and effect.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA CORPORATION

	By:	/s/ Robert K. Eulau
Robert K. Eulau
Executive Vice President and Chief Financial officer

Date: December 19, 2014